Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Chromocell Therapeutics Corporation on Form S-8 (File No. 333-278674) of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Chromocell Therapeutics Corporation as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Chromocell Therapeutics Corporation for the year ended December 31, 2023.

Our report on the financial statements includes an emphasis of matter paragraph as to the preparation of the financial statements on a carve-out basis.

/s/ Marcum llp

Marcum llp

Houston, Texas

April 16, 2024